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EXHIBIT 21.1
SUBSIDIARIES
        The following table sets forth information as to Coherent's subsidiaries as of October 1, 2016 all of which are included in the consolidated financial statements. Coherent owns 100% of the outstanding voting securities of such corporations noted below, either directly or indirectly.

Name	Jurisdiction of Incorporation
Coherent (Deutschland) GmbH	Germany
Coherent (UK) Ltd.	United Kingdom
Coherent Japan KK	Japan
Coherent GmbH	Germany
Coherent Investments, Inc.	United States
Coherent Holding GmbH	Germany
Coherent (UK) Holdings Ltd.	United Kingdom
Coherent Scotland Ltd.	Scotland
Coherent DEOS, LLC	United States
Coherent International LLC	United States
COHR International Finance C.V.	The Netherlands
COHR International Trading C.V.	The Netherlands
COHR International Investment C.V.	The Netherlands
Coherent Europe B.V.	The Netherlands
Coherent Asia, Inc.	United States
Coherent (Beijing) Commercial Company Ltd.	China
Coherent Canada Inc.	Canada
Coherent Singapore PTE. Ltd.	Singapore
Coherent (Thailand) Co. Ltd.	Thailand
COHR Malaysia SDN. BHD.	Malaysia
Coherent Korea Ltd.	South Korea
MiDaz Lasers Limited	United Kingdom
Coherent Kaiserslautern GmbH	Germany
Coherent Germany GmbH	Germany
Coherent LaserSystems GmbH & Co. KG	Germany
Omaha Acquisition Corporation	United States
Rembrandt Merger Sub Corp.	United States
Coherent Real Estate GmbH	Germany
Coherent Dutch Merger Sub B.V.	Netherlands

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SUBSIDIARIES